CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Vericimetry U.S. Small Cap Value Fund, a series of Vericimetry Funds, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Holdings to Recipients” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 28, 2025